EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2014		2013		2012
Including Interest Paid on Deposits:
Earnings before income taxes	$773,066		$747,126		$780,909
Combined fixed charges:
Interest expense on deposits	149,746		141,639		144,166
Interest expense on borrowed funds	392,968		399,843		486,914
Appropriate portion (1/3) of rent expenses	12,000		11,676		11,282

Total fixed charges	$554,714		$553,158		$642,362

Earnings before income taxes and fixed charges	$1,327,780		$1,300,284		$1,423,271

Ratio of earnings to fixed charges	2.39	x	2.35	x	2.22	x

Excluding Interest Paid on Deposits:
Earnings before income taxes	$773,066		$747,126		$780,909
Combined fixed charges:
Interest expense on borrowed funds	392,968		399,843		486,914
Appropriate portion (1/3) of rent expenses	12,000		11,676		11,282

Total fixed charges	$404,968		$411,519		$498,196

Earnings before income taxes and fixed charges	$1,178,034		$1,158,645		$1,279,105

Ratio of earnings to fixed charges	2.91	x	2.82	x	2.57	x